Exhibit 99.1

Altera Corporation 101 Innovation Drive San Jose, CA 95134 Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie, Vice President	Mark Plungy, Senior Manager
Investor Relations	Corporate Communications
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES FOURTH QUARTER GUIDANCE

San Jose, Calif., December 8, 2008—Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the fourth quarter of 2008.

Fourth quarter sales are now expected to be down 9 to 12 percent compared to the third quarter of 2008. Prior guidance for fourth quarter sales was a range of up 1 percent to down 3 percent compared to third quarter of 2008. The company is experiencing slower than anticipated sales across all market segments, with particular weakness in the Computer & Storage and Consumer market segments. Inventory reductions by a broad range of end customers are occurring across all market segments.

Fourth quarter gross margin is now expected to be 69 percent +/- ..5%, an increase from prior guidance of 68 percent +/- .5%. The expected gross margin increase is due to the company’s ongoing cost savings initiatives and expected market segment mix. As a result of additional ongoing cost savings initiatives, the company now expects that fourth quarter operating expense will be in the range of $134 to $135 million versus prior guidance of $137 to $140 million.

As previously scheduled, the company plans to make initial shipments of 40-nm Stratix IV devices to customers during this quarter.

The company will announce fourth quarter results after market close on January 27, 2009.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s fourth quarter sales, gross margin and operating expense guidance, as well as the timing of 40-nm device shipments to customers. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, market acceptance of the company’s products, product introduction schedules, the rate of growth of the company’s new products including the Stratix® II, Stratix II GX, Stratix III, Stratix IV, Cyclone® II, Cyclone III, Arria®, MAX® II and HardCopy® device families, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

#####

Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.